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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-61039 of El Paso Energy Corporation and DeepTech International Inc. on Form S-3 of our report dated February 18, 1998 relating to the financial statements of High Island Offshore System as of December 31, 1997 and 1996 and for the years then ended, appearing in the Annual Report on Form 10-K of Leviathan Gas Pipeline Partners, L.P. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Detroit, Michigan


December 11, 1998